Exhibit 99.1

February 22, 2006

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Robert Stickler, Bank of America, 704.386.8465

Bank of America to Restate Financial Statements for Accounting Under SFAS 133

CHARLOTTE — Bank of America today said it will restate financial statements going back to 2002 in order to adjust the accounting under Statement of Financial Accounting Standards (SFAS) 133 for certain derivative transactions used in its hedging strategies to manage interest rate risk and foreign exchange exposure.

The restatement will cover the full year 2002, including the opening balance sheet, as well as the quarterly and annual periods in 2003, 2004, and 2005. The cumulative impact on net income, including the period prior to 2002, was an increase of $345 million. The impacts on net income and diluted earnings per share are stated below.

The company’s financial strength is not adversely impacted by the change, as the restatement will cause shareholders’ equity to be adjusted upward by $308 million, or less than 1 percent, as of December 31, 2005. The restatement will result in greater percentage fluctuations in net income for the quarterly and annual restated periods.

“The interpretations of how to apply SFAS 133, a quite complex standard, continue to evolve,” said Alvaro de Molina, Bank of America chief financial officer. “We monitor interpretations of accounting standards by regulators and accounting professionals as well as recent industry practices to evaluate our accounting practices. In light of recent interpretations, we reviewed our accounting treatment of certain hedge transactions and determined a restatement would assure that our financial statements adhere to the most recent guidance for accounting treatment of hedge transactions under SFAS 133.”

The company’s review covered its accounting treatment for all derivative transactions used as hedges principally against changes in interest rates and foreign currency values. The company concluded that certain transactions did not adhere to the requirements of SFAS 133. Many of the transactions that are included in the restatement did not meet strict requirements of the “short cut” method of accounting under SFAS 133.

An interpretation in the fourth quarter of 2005 addressed how companies should apply the “short cut” method for derivatives used as hedges under SFAS 133. Under the “short cut” method, if a company meets certain strict criteria, it permits the user to assume no ineffectiveness and then ongoing effectiveness testing is not required. If those criteria are not met in their entirety, companies must use the “long haul” method, which requires extensive documentation, analysis and testing at inception and during the life of the hedge.

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The company determined that certain hedges did not qualify for hedge accounting under the “short cut” method. As a result, any fluctuations in the market value of the derivatives should have been recorded through the income statement with no corresponding offset to the hedged item. While management believes most of these hedges would have qualified for hedge accounting under the “long haul” method, that accounting cannot be applied retroactively. Consequently, the restatement assumes hedge accounting was not applicable to these derivatives and the related hedged item during the periods under review.

The company continues to manage its economic exposure to possible changes in interest rates and foreign exchange values. During the first quarter, the company will ensure that the hedges affected by the restatement qualify for hedge accounting under SFAS 133.

The company has determined that it had certain weaknesses in internal controls relating to hedge accounting under SFAS 133 and it has remedied them. In arriving at the decision to restate financial statements, Bank of America discussed the matters disclosed with its external auditors, PricewaterhouseCoopers. The company has also informed its regulators of this matter.

Impact by Periods	Net Income Adjustment*	Diluted EPS Adjustment
	($ in millions)

Beginning Balance Adjustment	$707	Not applicable **

2002	$304	$0.10

2003
1Q 03	$(12)	$—
2Q 03	(92)	(0.03)
3Q 03	65	0.02
4Q 03	(10)	—

Year	$(49)	$(0.02)

2004
1Q 04	$(33)	$(0.01)
2Q 04	(508)	(0.12)
3Q 04	339	0.08
4Q 04	7	—

Year	$(196)	$(0.05)

2005
1Q 05	$(302)	$(0.07)
2Q 05	361	0.09
3Q 05	(285)	(0.07)
4Q 05	(194)	(0.05)

Year	$(421)	$(0.10)

Total	$345

*       The cumulative impact on net income (i.e. retained earnings) is an increase of $345 million, including a $37 million shift from Accumulated Other Comprehensive Income to net income resulting in a net impact on shareholders’ equity of $308 million.

** Not applicable because it is retained earnings and not net income.

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About Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 38 million consumer and small business relationships with more than 5,800 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 14 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 97 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 10) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.